Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX ANNOUNCES PRICING OF SENIOR UNSECURED NOTES OFFERING

San Jose, Calif., March 5, 2014 — Xilinx, Inc. today announced the pricing of its public offering of $1.0 billion aggregate principal amount of its senior unsecured notes pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Of these notes, $500 million will mature on March 15, 2019 with a coupon rate of 2.125% and $500 million will mature on March 15, 2021 with a coupon rate of 3.000%. The notes were offered to the public at a price of 99.477% of par in the case of the 2019 notes and 99.281% of par in the case of the 2021 notes. The offering is expected to close on March 12, 2014, subject to customary closing conditions.

Xilinx expects to receive net proceeds from this offering of approximately $991.8 million, after deducting underwriting discounts. Xilinx intends to use the net proceeds of this offering to pay a substantial portion of the redemption and/or conversion price of its 3.125% Junior Subordinated Convertible Debentures due 2037 which will be redeemed by Xilinx on March 17, 2014.

J.P. Morgan Securities LLC is acting as sole book-running manager for the offering of the notes.  J. Wood Capital Advisors LLC is acting as financial advisor for the offering.

This offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained for free by visiting www.sec.gov.

Alternatively, copies may be obtained by contacting J.P. Morgan Securities LLC at:

383 Madison Avenue, 3rd Floor

New York, New York 10179

Attention: High Grade Syndicate Desk

Call collect: 1-212-834-4533

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. Xilinx does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Xilinx

Xilinx (NASDAQ: XLNX) develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

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